Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Fourth Quarter and Full Year 2012

•	Fourth quarter and full year 2012 revenue and adjusted EBITDA of $1.6 billion and $7.0 billion, respectively, and $217 million and $792 million, respectively

•	Restructuring and cost control measures begin to reduce Alpha's cost of coal sales per ton in Q4

•	Total liquidity at year-end of approximately $2.1 billion, including approximately $1.0 billion in cash and marketable securities

•	Guidance provided for 2013

BRISTOL, Va., February 14, 2013-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a fourth quarter 2012 net loss of $128 million or $0.58 per diluted share compared with a net loss of $793 million or $3.62 per diluted share in the fourth quarter of 2011. Excluding impairment and restructuring charges, and other adjustments described in our “Reconciliation of Adjusted Net Income (Loss) to Net Loss,” the fourth quarter 2012 adjusted net loss was $41 million or $0.19 per diluted share compared with an adjusted net loss of $19 million or $0.09 per diluted share in the fourth quarter of 2011.

The Company recorded $228 million of impairment and restructuring charges in the fourth quarter of 2012, which are largely non-cash. These charges include $188 million arising from Alpha's annual goodwill impairment testing, which reflects projected coal market conditions and lower expected future production and shipments particularly for thermal coal, as well as a $40 million impact of charges and asset impairments arising from our recent restructuring initiatives. The restructuring plan announced in September 2012 is now substantially complete. Alpha will continue to assess market conditions and may further adjust its operational footprint and marketing strategy as dictated by evolving industry conditions.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the fourth quarter of 2012 was $193 million, compared with a loss of $550 million in the year ago period. Excluding impairment and restructuring charges and other adjustments described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the fourth quarter 2012 Adjusted EBITDA was $217 million.

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q4 2012	Q3 2012	Q4 2011(2)
Coal revenues	$1,355.2	$1,455.7	$1,793.6
Net loss	$(127.6)	$(46.1)	$(792.9)
Net loss per diluted share	$(0.58)	$(0.21)	$(3.62)
Adjusted net loss[1]	$(41.4)	$(35.7)	$(18.9)
Adjusted net loss per diluted share[1]	$(0.19)	$(0.16)	$(0.09)
EBITDA[1]	$192.6	$143.9	$(550.0)
Adjusted EBITDA[1]	$217.2	$178.5	$261.4
Tons of coal sold	25.9	27.9	31.1
Weighted average coal margin per ton	$17.45	$7.73	$8.46
Adjusted weighted average coal margin per ton[1]	$10.14	$7.68	$9.92

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, a reconciliation of both EBITDA and adjusted EBITDA to net loss, and a reconciliation of adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules.

2.	Adjusted to reflect certain immaterial corrections and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

“This was a pivotal quarter for Alpha and concluded a year in which we made tremendous strides across our strategic priorities. Alpha posted strong results in the fourth quarter, reporting adjusted EBITDA of $217 million primarily driven by our ability to control costs in both our Eastern and our Western operations,” said Kevin Crutchfield, Alpha's chief executive officer. “We have also been executing well against our internal objectives, and the extensive restructuring initiative we announced in September is largely behind us. And while we do not expect the unit costs reported in the fourth quarter to be sustainable, we do expect to at least hold the line or slightly reduce our unit costs in the East this year compared with full year 2012, and we are guiding to a substantial reduction in SG&A expense for full year 2013.”

“Once again Alpha improved its safety performance on several fronts,” Kevin continued. “Compared with the prior quarter, both our incident rate and our days-lost declined by 20 percent in the fourth quarter. Looking at the full year 2012, Alpha achieved a 20 percent improvement in its incident rate and a 32 percent reduction in serious and substantial MSHA citations. No matter what market headwinds or other challenges we face, we can never lose our focus on 'Running Right.' The year 2012 was no exception. I would like to congratulate our entire workforce on their successful efforts. While I am pleased with the efforts all of our employees are making on accident reduction, the loss of three of our fellow employees in 2012 is a somber reminder that there remains much work to be done, and we must remain vigilant at all times.”

Market conditions in 2012 were challenging for all coal producers, with reduced demand and over-supply in both the global metallurgical market and U.S. thermal market. In this environment, Alpha moved swiftly and decisively to reposition the Company for success. Specifically, Alpha:

•	Reduced its operating footprint, idling uneconomic and high-cost production;

•	Curtailed capital expenditures;

•	Streamlined its operations, with the expectation of reducing overhead expenses by an estimated $150 million annually going forward; and,

•	Enhanced its liquidity and increased its cash position.
While the restructuring efforts announced in 2012 are largely complete, Alpha will continue to evaluate market conditions and remains poised to adjust as necessary as the industry continues to evolve. Now that market conditions for metallurgical coal are beginning to point toward gradual improvement, Alpha expects to be well-positioned to emerge from the recent market headwinds as an industry leader and take advantage of opportunities in the market as they arise.

Financial Performance

•
Total revenues in the fourth quarter of 2012 were $1.6 billion compared with $2.1 billion in the fourth quarter of 2011, and coal revenues were $1.4 billion, down from $1.8 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower coal shipment volumes and lower average realizations for metallurgical and Eastern steam coal. Freight and handling revenues and other revenues were $165 million and $38 million, respectively, during the fourth quarter of 2012 versus $181 million and $95 million, respectively, in fourth quarter of 2011.

During the fourth quarter of 2012, metallurgical coal shipments were 4.9 million tons, compared with 5.3 million tons in the fourth quarter of 2011 and flat compared with the third quarter of 2012. Alpha shipped 11.6 million tons of Powder River Basin (PRB) coal during the quarter, compared with 13.9 million tons in the year-ago period and 13.2 million tons in the third quarter of 2012. Eastern steam coal shipments were 9.4 million tons, compared with 11.9 million tons in the year-ago period and 9.8 million tons in the prior quarter. Average per-ton realizations on metallurgical coal shipments in the fourth quarter were $121.27, down from $156.48 in the fourth quarter last year and $129.96 in the third quarter of 2012. Average per-ton realization for PRB shipments rose to $13.00, compared with $11.96 in the fourth quarter last year and $12.87 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $64.55, compared with $66.93 in the year-ago period and $66.40 in the third quarter of 2012.

•
Total costs and expenses during the fourth quarter of 2012 were $1.6 billion, compared with $2.9 billion in the fourth quarter of 2011. Cost of coal sales was $0.9 billion, compared with $1.6 billion in the year-ago period. The cost of coal sales in the East averaged $55.51 per ton, a level notably lower than in previous quarters due primarily to the impact of a $154 million ($10.73 per ton) reduction in estimated asset retirement obligations arising largely from changes in engineering estimates of future water treatment costs, including the impacts of evolving treatment technologies and maturing treatment plans, and a benefits-related accrual reversal. This compares with Eastern cost of coal sales per ton of $81.21 in the fourth quarter last year and $75.84 in the previous quarter. Excluding the above mentioned estimate change, the impact of benefits-related accrual reversal, merger-related expenses, UBB-related expenses, and mineral lease terminations, the adjusted cost of coal sales in the East averaged $68.55 per ton, compared with $78.57 in the fourth quarter last year and $75.93 in the previous quarter. The decrease in adjusted Eastern cost of coal sales per ton during the fourth quarter primarily reflects the impact of Alpha's restructuring and cost control measures, the related shift in mix with the relatively lower-cost Pennsylvania longwall mines contributing a larger percentage of overall Eastern production, and certain normal course of business expense benefits not treated as adjustments. The cost of coal sales per ton for Alpha Coal West's PRB mines was $9.21 during the fourth quarter of 2012, and the adjusted cost of coal sales per ton, which excludes the impact of a benefits-related accrual reversal, was $9.43, compared with cost of coal sales per ton of $9.44 in the fourth quarter of 2011 and $9.40 in the third quarter of 2012.

•
Selling, general and administrative expense in the fourth quarter of 2012 was $49 million, compared with selling, general and administrative expense of $50 million in the fourth quarter of 2011 which included $8 million of pre-tax merger-related expenses. Depreciation, depletion and amortization (DD&A) decreased to $240 million during the fourth quarter of 2012 from $286 million in the year-ago period primarily due to lower production volumes. The benefit from amortization of acquired intangibles, net, fell to $6 million, compared with a benefit of $51 million last year, primarily due to the completion of shipments under most of the coal supply agreements acquired from Massey.

•
Alpha recorded a net loss of $128 million, or $0.58 per diluted share, during the fourth quarter of 2012, compared with a net loss of $793 million, or $3.62 per diluted share, during the fourth quarter of 2011. The year-over-year decrease in Alpha's net loss is primarily attributable to goodwill impairment charges of $802 million in the fourth quarter of 2011. During the fourth quarter of 2012, impairment and restructuring charges totaled $228 million. Fourth quarter 2012 net loss included the following items.

Fourth quarter 2012 net loss adjustments	($ in millions)
Goodwill impairment	$188.2
Asset impairment and restructuring	40.3
UBB expenses	5.8
Change in fair value and settlement of derivative instruments	7.1
Merger-related benefit	(12.7)
Gain on early extinguishment of debt	(0.8)
Change in estimated future costs of asset retirement obligations	(154.4)
Impact of benefits-related accrual reversal	(45.9)
Impacts on accrual for legal matters	(3.1)
Amortization of acquired intangibles, net	(5.9)
Income tax effect of above items	67.9
Discrete tax charge from valuation allowance adjustment	20.1
Discrete tax charge from state statutory tax rate and apportionment change, net of federal tax impact	(20.4)
After-tax total of above items	$86.2

Note: Adjustments pertaining to the comparable year-ago period are detailed in the Reconciliation of Adjusted Net Income (Loss) to Net Loss.

Excluding these items, the adjusted net loss was $41 million, or $0.19 per diluted share, compared with an adjusted net loss of $19 million, or $0.09 per diluted share, in the fourth quarter of 2011.

•
EBITDA was $193 million in the fourth quarter of 2012, compared with a loss of $550 million in the prior-year period. Excluding impairment and restructuring charges, and various other items detailed in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $217 million in the fourth quarter of 2012, compared with $261 million in the fourth quarter of 2011.

Full Year 2012 Results

•
For the full year 2012, Alpha reported total revenues of $7.0 billion, including $6.0 billion in coal revenues, which included a full year contribution from the former operations of Massey that were acquired on June 1, 2011. This compares with total revenues of $7.1 billion and coal revenues of $6.2 billion in 2011, which included the Massey operations for the last seven months of the year. The slight decrease in coal revenue in 2012, despite the inclusion of a full 12 months of legacy Massey operations, is primarily attributable to ramping down the quarterly run-rate for metallurgical shipments in 2012 together with a 19 percent decrease in average per-ton realizations on metallurgical coal which resulted in a 14 percent decrease in metallurgical coal revenues. This decrease was partially offset by an 11 percent increase in Eastern steam coal revenues largely due to a 12 percent increase in shipment volumes in 2012 primarily resulting from a full year of the acquired Massey operations.

During 2012, Alpha's coal shipments totaled 108.8 million tons, compared with 106.3 million tons for the full year 2011. Metallurgical coal shipments in 2012 were 20.3 million tons, compared with 19.2 million tons shipped during 2011. Shipments of PRB coal and Eastern steam coal in 2012 were 46.7 million tons and 41.8 million tons, respectively, compared with 49.9 million tons and 37.2 million tons, respectively, in the previous year.

•
For the full year 2012, the company-wide average per-ton realization was $55.29 and the adjusted average cost of coal sales was $46.45 per ton, resulting in an adjusted weighted average coal margin of $8.84 per ton, or 16 percent. This compares with the company-wide average per-ton realization of $58.22 and the adjusted cost of coal sales per ton of $44.56 in 2011, which resulted in an adjusted weighted average coal margin of $13.66 per ton, or 23 percent.

•
For 2012, Alpha recorded a net loss of $2.4 billion, or $11.06 per diluted share. Excluding various items detailed in the attached “Reconciliation of Adjusted Net Income (Loss) to Net Loss”, the adjusted net loss in 2012 was $207 million, or $0.94 per diluted share. EBITDA for 2012 was a loss of $1.8 billion and adjusted EBITDA, which excludes goodwill impairment and restructuring charges and various other items detailed in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” was $792 million. EBITDA for 2011 was $28 million and adjusted EBITDA was $1.2 billion.

Liquidity and Capital Resources

Cash provided by operating activities for the quarter ended December 31, 2012 was $213 million, compared with $149 million for the fourth quarter of 2011. For the full year 2012, cash provided by operating activities was $518 million, compared with $687 million in 2011.

Capital expenditures, exclusive of Lease by Application payments, for the fourth quarter and full year 2012 were $70 million and $402 million, respectively, compared with $214 million and $529 million in the fourth quarter and full year 2011, respectively.

At the end of the fourth quarter of 2012, Alpha had available liquidity of approximately $2.05 billion, consisting of cash, cash equivalents and marketable securities of $1.03 billion, plus $1.02 billion available under the company's secured credit facility and accounts receivable securitization facility. Total long-term debt, including the current portion of long-term debt at December 31, 2012, was $3.4 billion, compared with $3.0 billion at December 31, 2011.

Market Overview

After a period of cyclical weakness in the global metallurgical coal market in the second half of 2012 during which approximately 30 million tons of uneconomic production was removed from the seaborne market, developments are beginning to point to gradual improvement. Chinese coking coal imports rose 30 percent from November to December 2012, reaching a record 7.6 million metric tonnes in the last month of the year, and full year 2012 coking coal imports were a record 53.6 million metric tonnes, a 20 percent increase over 2011. China's purchasing managers' index (PMI) has been rising for several months and now stands at a 9-month high. Recently, tropical storms have hampered activity at Australian ports and disrupted rail shipments, although the impact is not as severe as the extreme weather events witnessed in early 2011.

In the Atlantic basin, European demand has been muted by economic headwinds, Brazil slowed its importation of coking coal somewhat in 2012, and U.S. demand has been generally stable. As a result, for the last several quarters, the Atlantic market has been characterized by market weakness and over-supply, particularly for lower quality metallurgical coals. Currently the Atlantic basin remains disconnected from Asia where the impact of production cuts and strengthening demand have begun to spark gradual improvement in the met market. Spot transactions of Australian met coal in Asia have reportedly risen above the recent benchmark price, and are some 20 percent higher than the low point in the spot market in September of 2012. As the leading U.S. producer of metallurgical coal, Alpha expects to be well-positioned to benefit from an eventual recovery in the global metallurgical coal market, particularly in the Atlantic.

Throughout 2012, the market for domestic steam coal remained challenging due in part to the fourth warmest winter ever recorded, low natural gas prices and the long-term secular trend of coal-fired plant retirements all of which contributed to reduced coal usage and led to record-high inventory levels that peaked at an estimated 213 million tons in the spring of the year. As natural gas prices have increased from their lows below $2 per MCF to a level in the low $3s and with forward pricing hovering around the $4 mark, coal has recovered some of its market share which bottomed at 32 percent of U.S. electricity generation and reached approximately 38 percent by year-end. As a result of the increased usage of coal in the second half of the year, along with production cuts estimated at around 100 million tons during 2012, utility inventories have started to retreat but remain elevated at approximately 197 million tons as of the end of the year.

In light of the continuing weakness in the U.S. steam coal market, Alpha adjusted its shipment levels and implemented a restructuring plan to right-size its operating footprint. With respect to the PRB, Alpha has reduced its planned shipments in the near-term until elevated inventories eventually correct, allowing acceptable profit levels. In the East, Alpha's Pittsburgh seam longwalls, with high heat content and relatively lower costs, are expected to produce an estimated 9 million to 10 million tons in 2013. In Central Appalachia, Alpha has idled or closed a number of higher production cost steam coal operations in order to control costs and match supply with structurally diminished demand that has decreased markedly over the course of the last year. At the same time, Alpha more than doubled its Eastern thermal coal exports in 2012 to nearly six million tons, and the Company plans to continue to build its export thermal franchise in 2013, and beyond.

2013 Outlook

Alpha expects to ship between 81 and 92 million tons during 2013, including 19 to 22 million tons of Eastern metallurgical coal, 25 to 30 million tons of Eastern steam coal, and 37 to 40 million tons of Western steam coal out of the PRB. As of January 25, 2013, 47 percent of the midpoint of anticipated metallurgical coal shipments were committed and priced at an average per ton realization of $113.25; 94 percent of the midpoint of anticipated Eastern steam coal shipments were committed and priced at an average per ton realization of $62.71; and 97 percent of the midpoint of anticipated PRB shipments were committed and priced at an average per ton realization of $12.84. The Company's 2013 cost of coal sales is expected to range between $71 and $75 per ton in the East and between $10.00 and $11.00 per ton in the West. Selling, general and administrative expenses are anticipated to range from $140 million to $160 million for 2013. Interest expense and DD&A expense are anticipated to be in the ranges of $230 million to $240 million and $875 million to $975 million, respectively. And capital expenditures for 2013 are expected to fall within the range of $300 million to $350 million.

Guidance
(in millions, except per-ton and percentage amounts)

2013
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2]
West	$12.84
Eastern Steam	$62.71
Eastern Metallurgical	$113.25
Coal Shipments (tons)[3]	81 - 92
West	37 - 40
Eastern Steam	25 - 30
Eastern Metallurgical	19 - 22
Committed and Priced (%)[4]	85%
West	97%
Eastern Steam	94%
Eastern Metallurgical	47%
Committed and Unpriced (%)[4,5]	9%
West	0%
Eastern Steam	2%
Eastern Metallurgical	33%
West - Cost of Coal Sales per Ton	$10.00 - $11.00
East - Cost of Coal Sales per Ton[6]	$71.00 - $75.00
Selling, General & Administrative Expense[7] (excluding merger-related expenses)	$140 - $160
Depletion, Depreciation & Amortization	$875 - $975
Interest Expense	$230 - $240
Capital Expenditures[8]	$300 - $350

Notes:

1.	Based on committed and priced coal shipments as of January 25, 2013.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2013 include an estimated 0.5 to 1.0 million tons of brokered coal.

4.	As of January 25, 2013, compared with the midpoint of shipment guidance range.

5.
In 2013, committed and unpriced Eastern tons include approximately 6.7 million tons of metallurgical coal subject to market pricing, approximately 0.3 million tons of steam coal tons subject to market pricing, approximately 0.2 million tons of steam coal subject to collared pricing with an average pricing range of approximately $83 to $103 per ton, and approximately 0.2 million tons of steam coal subject to average indexed pricing estimated at approximately $74 per ton.

6.
Excludes merger-related expenses and UBB charges. Alpha has not reconciled the adjusted Eastern cost of coal sales per ton to Eastern cost of coal sales per ton because merger-related expenses and UBB charges, necessary reconciling items, cannot be reasonably predicted, and Alpha is unable to provide guidance for such expenses.

7.
Alpha has not reconciled the adjusted selling, general & administrative expense to selling, general & administrative expense because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted, and Alpha is unable to provide guidance for such expenses.

8.	Includes the annual bonus bid payment on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
With $7.0 billion in total revenue in 2012, Alpha Natural Resources ranks as America's third-largest coal producer by revenue and third-largest by production. Alpha is the nation's largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2012, the Company had more than 200 customers on five continents. More information about Alpha can be found on the company's Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha's control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;

•	decline in coal prices;

•	our liquidity, results of operations and financial condition;

•	regulatory and court decisions;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;

•	changes in safety and health laws and regulations and the ability to comply with such changes;

•	inherent risks of coal mining beyond our control;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	competition in coal markets;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	our ability to negotiate new UMWA wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	availability of skilled employees and other employee workforce factors, such as labor relations;

•	potential instability and volatility in worldwide financial markets;

•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	disruption in coal supplies;

•	our production capabilities and costs;

•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in and renewal or acquisition of new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	availability of mining and processing equipment and parts;

•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;

•	indemnification of certain obligations not being met;

•	continued funding of the road construction business, related costs, and profitability estimates;

•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;

•	certain terms of our outstanding debt securities, including any conversions of our convertible senior debt securities, that may adversely impact our liquidity;

•	our substantial indebtedness and potential future indebtedness;

•	significant or rapid increases in commodity prices;

•	reclamation and mine closure obligations;

•	inflationary pressures on supplies and labor;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	weather conditions or catastrophic weather-related damage; and

•
other factors, including the other factors discussed in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012.

These and other risks and uncertainties are discussed in greater detail in Alpha's Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net loss, adjusted diluted loss per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Loss to Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes are useful to securities analysts, investors and others in assessing the Company's performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.  A reconciliation of each of these measures to its most directly comparable GAAP measure is provided in the tables below.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011(1)	2012	2011(1)

Revenues:
Coal revenues	$1,355,155	$1,793,631	$6,015,696	$6,189,434
Freight and handling revenues	164,771	181,478	761,928	662,238
Other revenues	38,427	95,043	197,260	256,009
Total revenues	1,558,353	2,070,152	6,974,884	7,107,681

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	923,552	1,555,035	5,004,516	5,080,921
Freight and handling costs	164,771	181,478	761,928	662,238
Other expenses	2,238	31,664	45,432	142,709
Depreciation, depletion and amortization	240,059	285,767	1,037,575	770,769
Amortization of acquired intangibles, net	(5,858)	(50,859)	(70,338)	(114,422)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	49,162	49,652	209,788	382,250
Asset impairment and restructuring	40,296	—	1,068,906	—
Goodwill impairment	188,194	802,337	1,713,526	802,337
Total costs and expenses	1,602,414	2,855,074	9,771,333	7,726,802

Loss from operations	(44,061)	(784,922)	(2,796,449)	(619,121)

Other income (expense):
Interest expense	(58,834)	(47,188)	(198,147)	(141,914)
Interest income	(376)	991	3,373	3,978
Gain (loss) on early extinguishment of debt	773	(258)	773	(10,026)
Miscellaneous income, net	1,689	301	3,306	635
Total other expense, net	(56,748)	(46,154)	(190,695)	(147,327)

Loss before income taxes	(100,809)	(831,076)	(2,987,144)	(766,448)
Income tax (expense) benefit	(26,769)	38,150	549,996	35,906
Net loss	$(127,578)	$(792,926)	$(2,437,148)	$(730,542)

Loss per common share:
Basic loss per common share:	$(0.58)	$(3.62)	$(11.06)	$(4.06)
Diluted loss per common share:	$(0.58)	$(3.62)	$(11.06)	$(4.06)

Weighted average shares outstanding:
Weighted average shares--basic	220,542,577	219,280,297	220,261,555	180,126,226
Weighted average shares--diluted	220,542,577	219,280,297	220,261,555	180,126,226

(1) The results for the three and twelve months ended December 31, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections recorded in the first six months of 2012.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011

Tons sold (1):
Powder River Basin	11,580	13,219	13,895	46,732	49,949
Eastern steam	9,429	9,849	11,937	41,797	37,192
Eastern metallurgical	4,914	4,860	5,294	20,267	19,177
Total	25,923	27,928	31,126	108,796	106,318

Average realized price per ton sold (2)(9):
Powder River Basin	$13.00	$12.87	$11.96	$12.94	$11.95
Eastern steam	$64.55	$66.40	$66.93	$65.92	$66.92
Eastern metallurgical	$121.27	$129.96	$156.48	$131.02	$161.85
Weighted average total	$52.28	$52.12	$57.63	$55.29	$58.22

Coal revenues:
Powder River Basin	$150,546	$170,160	$166,238	$604,880	$596,724
Eastern steam	608,686	653,948	798,927	2,755,474	2,488,729
Eastern metallurgical	595,923	631,594	828,465	2,655,342	3,103,981
Total coal revenues	$1,355,155	$1,455,702	$1,793,630	$6,015,696	$6,189,434

Adjusted cost of coal sales per ton (3)(7)(8)(11)(12)(13):
Powder River Basin	$9.43	$9.40	$9.44	$10.15	$9.99
East (4)	$68.55	$75.93	$78.57	$73.77	$75.19
Adjusted weighted average total	$42.14	$44.44	$47.71	$46.45	$44.56

Adjusted weighted average coal margin per ton (9)	$10.14	$7.68	$9.92	$8.84	$13.66
Adjusted weighted average coal margin percentage (10)	19.4%	14.7%	17.2%	16.0%	23.5%

Cost of coal sales per ton (3)(7)(11)(12):
Powder River Basin	$9.21	$9.40	$9.44	$10.10	$9.99
East (4)	$55.51	$75.84	$81.21	$71.76	$80.06
Weighted average total	$34.83	$44.39	$49.17	$45.28	$47.14

Weighted average coal margin per ton (5)	$17.45	$7.73	$8.46	$10.01	$11.08
Weighted average coal margin percentage (6)	33.4%	14.8%	14.7%	18.1%	19.0%

Net cash provided by operating activities	$212,772	$170,298	$149,409	$518,419	$686,641
Capital expenditures	$69,785	$87,348	$213,657	$402,377	$528,586

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three and twelve months ended December 31, 2012 and December 31, 2011 and the three months ended September 30, 2012, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain non-cash charges set forth in the table below.

(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.

(11) Adjusted cost of coal sales per ton, adjusted weighted average coal margin per ton and adjusted weighted average coal margin percentage for our Eastern Operations are reconciled to their unadjusted amounts as follows:

	Three months ended			Twelve months ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Adjusted cost of coal sales per ton-East	$68.55	$75.93	$78.57	$73.77	$75.19
Impact of merger-related expenses	0.04	0.01	0.76	0.56	3.34
Impact of UBB expenses	0.41	(0.10)	1.42	0.51	0.73
Impact of mineral lease terminations	—	—	0.46	—	0.14
Impact of changes in future costs of asset retirement obligations	(10.73)	—	—	(2.48)	0.66
Impact of benefits-related accrual reversal	(2.76)	—	—	(0.64)	—
Impact of write-off of weather-related property damage	—	—	—	0.04	—
Cost of coal sales per ton-East	$55.51	$75.84	$81.21	$71.76	$80.06

(12) The results for the three and twelve months ended December 31, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections recorded in the first six months of 2012.

(13) For the three and twelve months ended December 31, 2012, adjusted cost of coal sales per ton for the Powder River Basin was $9.43 and $10.15, respectively, which excludes the impact of $0.22 and $0.05 for a benefits-related accrual reversal from cost of coal sales per ton of $9.21 and $10.10.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	December 31, 2012	December 31, 2011 (1)

Cash and cash equivalents	$730,723	$585,882
Trade accounts receivable, net	418,166	641,975
Inventories, net	398,060	492,022
Short-term marketable securities	297,452	80,342
Prepaid expenses and other current assets	488,821	747,854
Total current assets	2,333,222	2,548,075
Property, equipment and mine development costs, net	2,219,016	2,812,069
Owned and leased mineral rights and land, net	7,428,192	8,284,328
Goodwill, net	567,664	2,281,191
Long-term marketable securities	755	20,489
Other non-current assets	540,957	647,893
Total assets	$13,089,806	$16,594,045

Current portion of long-term debt	$95,015	$46,029
Trade accounts payable	255,191	504,059
Accrued expenses and other current liabilities	872,402	1,359,160
Total current liabilities	1,222,608	1,909,248
Long-term debt	3,291,037	2,922,052
Pension and postretirement medical benefit obligations	1,195,187	1,214,724
Asset retirement obligations	763,482	743,613
Deferred income taxes	971,001	1,507,923
Other non-current liabilities	678,676	921,441
Total liabilities	8,121,991	9,219,001

Total stockholders' equity	4,967,815	7,375,044
Total liabilities and stockholders' equity	$13,089,806	$16,594,045

	As of
	December 31, 2012	December 31, 2011
Liquidity ($ in 000's):
Cash and cash equivalents	$730,723	$585,882
Marketable securities with maturities of less than one year	297,452	80,342
Marketable securities with maturities of greater than one year	755	20,489
Total cash, cash equivalents and marketable securities	1,028,930	686,713
Unused revolving credit and A/R securitization facilities (2)	1,023,300	1,114,700
Total liquidity	$2,052,230	$1,801,413

(1) During the six months ended June 30, 2012, the Company recorded certain adjustments to the provisional opening balance sheet of Massey. Accordingly, the December 31, 2011 balance sheet was adjusted to reflect these changes as if they were recorded on the acquisition date in accordance with generally accepted accounting principles related to acquisition accounting. The Company also recorded the effects of certain immaterial corrections which are also reflected in the December 31, 2011 balance sheet.

(2) The revolving credit facility is subject to a minimum liquidity requirement of $500 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2012	2011(1)

Operating activities:
Net loss	$(2,437,148)	$(730,542)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation, depletion, and amortization	1,037,575	770,769
Amortization of acquired intangibles, net	(70,338)	(114,422)
Amortization of debt issue costs and accretion of debt discount	43,745	30,263
Mark-to-market adjustments for derivatives	(2,795)	(125,391)
Accretion of asset retirement obligations	65,548	43,062
Stock-based compensation	9,881	53,685
Employee benefit plans, net	72,465	68,157
(Gain) loss on early extinguishment of debt	(773)	10,026
Changes in future costs of asset retirement obligations	(154,377)	37,137
Deferred income taxes	(554,575)	(17,084)
Asset impairment and restructuring	1,068,906	—
Goodwill impairment	1,713,526	802,337
Other, net	(39,984)	(22,694)
Changes in operating assets and liabilities:
Trade accounts receivable, net	229,882	(178,704)
Inventories, net	93,962	120,460
Prepaid expenses and other current assets	230,259	28,199
Other non-current assets	(7,549)	(30,191)
Trade accounts payable	(246,228)	84,784
Accrued expenses and other current liabilities	(407,128)	(41,763)
Pension and postretirement medical benefit obligations	(53,008)	(105,584)
Asset retirement obligations	(50,313)	(22,833)
Other non-current liabilities	(23,114)	26,970
Net cash provided by operating activities	518,419	686,641

Investing activities:
Cash paid for acquisition, net of cash acquired	—	(711,387)
Capital expenditures	(402,377)	(528,586)
Acquisition of mineral rights under federal leases	(95,765)	(64,900)
Purchases of marketable securities	(555,096)	(374,048)
Sales of marketable securities	352,112	547,249
Purchase of equity-method investments	(10,100)	(14,800)
Proceeds from disposition of property and equipment	38,250	8,470
Other, net	—	(9,005)
Net cash used in investing activities	(672,976)	(1,147,007)

Financing activities:
Proceeds from borrowings on long-term debt	494,795	2,100,000
Principal repayments of long-term debt	(160,157)	(1,315,357)
Principal repayments of capital lease obligations and other long-term debt	(10,548)	—
Debt issuance costs	(16,361)	(85,226)
Common stock repurchases	(7,507)	(212,257)
Proceeds from exercise of stock options	176	4,316
Other	(1,000)	—
Net cash provided by financing activities	299,398	491,476

Net increase in cash and cash equivalents	$144,841	$31,110
Cash and cash equivalents at beginning of period	$585,882	$554,772
Cash and cash equivalents at end of period	$730,723	$585,882

(1) The results for the twelve months ended December 31, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections recorded in the first six months of 2012.

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011

Net loss	$(127,578)	$(46,146)	$(792,926)	$(2,437,148)	$(730,542)
Interest expense	58,834	47,345	47,188	198,147	141,914
Interest income	376	(1,328)	(991)	(3,373)	(3,978)
Income tax expense (benefit)	26,769	(83,182)	(38,150)	(549,996)	(35,906)
Depreciation, depletion and amortization	240,059	238,894	285,767	1,037,575	770,769
Amortization of acquired intangibles, net	(5,858)	(11,682)	(50,859)	(70,338)	(114,422)
EBITDA	192,602	143,901	(549,971)	(1,825,133)	27,835
Goodwill impairment	188,194	—	802,337	1,713,526	802,337
Asset impairment and restructuring	40,296	13,676	—	1,068,906	—
UBB expenses	5,810	(1,539)	24,503	31,508	40,920
Change in fair value and settlement of derivative instruments	7,110	28,581	(53,617)	(8,275)	(107,573)
Merger related expense (benefit)	(12,747)	(6,101)	29,912	13,741	402,099
(Gain) loss on early extinguishment of debt	(773)	—	258	(773)	10,026
Changes in future costs of asset retirement obligations	(154,377)	—	—	(154,377)	37,137
Mineral lease terminations	—	—	7,955	—	7,955
Impact of benefits-related accrual reversal	(45,865)	—	—	(45,865)	—
Impacts on accrual for legal matters	(3,067)	—	—	(3,067)	—
Impact of write-off of weather-related property damage	—	—	—	2,300	—
Adjusted EBITDA	$217,183	$178,518	$261,377	$792,491	$1,220,736

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011

Net loss	$(127,578)	$(46,146)	$(792,926)	$(2,437,148)	$(730,542)
Goodwill impairment	188,194	—	802,337	1,713,526	802,337
Asset impairment and restructuring	40,296	13,676	—	1,068,906	—
UBB expenses	5,810	(1,539)	24,503	31,508	40,920
Change in fair value and settlement of derivative instruments	7,110	28,581	(53,617)	(8,275)	(107,573)
Merger related expense (benefit)	(12,747)	(6,101)	29,912	13,741	402,099
(Gain) loss on early extinguishment of debt	(773)	—	258	(773)	10,026
Changes in future costs of asset retirement obligations	(154,377)	—	—	(154,377)	37,137
Mineral lease terminations	—	—	7,955	—	7,955
Impact of benefits-related accrual reversal	(45,865)	—	—	(45,865)	—
Impacts on accrual for legal matters	(3,067)	—	—	(3,067)	—
Impact of write-off of weather-related property damage	—	—	—	2,300	—
Amortization of acquired intangibles, net	(5,858)	(11,682)	(50,859)	(70,338)	(114,422)
Estimated income tax effect of above adjustments	67,850	(10,401)	12,345	(330,668)	(66,274)
Discrete tax charge from valuation allowance adjustment	20,051	(2,048)	—	40,757	—
Discrete tax charge from state statutory tax rate and apportionment change, net of federal tax impact	(20,437)	—	—	(26,834)	—
Discrete tax charge from non-deductible transaction costs	—	—	2,268	—	8,230
Reversal of certain tax reserves	—	—	(1,057)	—	(1,057)
Adjusted net income (loss)	$(41,391)	$(35,660)	$(18,881)	$(206,607)	$288,836

Weighted average shares--diluted	220,542,577	220,417,448	219,280,297	220,261,555	182,012,022

Adjusted diluted earnings (loss) per common share	$(0.19)	$(0.16)	$(0.09)	$(0.94)	$1.59

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.